SECURITIES AND EXCHANGE COMMISSION



                              WASHINGTON, DC 20549



                                    FORM 8-K



                                 CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934



                                November 15, 2002
                (Date of Report, date of earliest event reported)



                               Tremont Corporation
             (Exact name of Registrant as specified in its charter)



   Delaware                         1-10126                         76-0262791
(State or other                   (Commission                      (IRS Employer
jurisdiction of                  File Number)                     Identification
incorporation)                                                         No.)



1999  Broadway,  Suite  4300,  Denver,  Colorado       80202
(Address  of  principal executive offices)            (Zip Code)

                                 (303) 296-5652
              (Registrant's telephone number, including area code)


             (Former name or address, if changed since last report)

Item 5:        Other Events

     As previously reported, Tremont Corporation (the "Company") adopted Statement of Financial Accounting Standards ("SFAS") No. 142, effective January 1, 2002. Under SFAS No. 142, goodwill, including goodwill arising from the difference between the cost of an investment accounted for by the equity method and the amount of the underlying equity in net assets of such equity method investee ("equity method goodwill"), is no longer amortized on a periodic basis.

     Also as previously reported, the Company adopted SFAS No. 145 effective April 1, 2002. SFAS No. 145, among other things, eliminated the prior requirement that all gains and losses from the early extinguishment of debt were to be classified as an extraordinary item. Upon adoption of SFAS No. 145, gains and losses from the early extinguishment of debt are now classified as an extraordinary item only if they meet the "unusual and infrequent" criteria contained in Accounting Principles Board Opinion ("APB") No. 30. In addition, upon adoption of SFAS No. 145, all gains and losses from the early extinguishment of debt that had previously been classified as an extraordinary item are to be reassessed to determine if they would have met the "unusual and infrequent" criteria of APB No. 30; any such gain or loss that would not have met the APB No. 30 criteria is retroactively reclassified and reported as a component of income before extraordinary item. The Company has concluded that all of its previously-recognized gains and losses from the early extinguishment of debt that occurred on or after January 1, 1998 would not have met the APB No. 30 criteria for classification as an extraordinary item, and accordingly such previously-reported gains and losses from the early extinguishment of debt have been retroactively reclassified and are now reported as a component of income before extraordinary item.

     The Company is filing its Consolidated Financial Statements for the years ended December 31, 1999, 2000 and 2001, attached as Exhibit 99.1 to this Current Report and incorporated herein by reference, so that this Current Report (including such Consolidated Financial Statements) may be incorporated by reference into a Prospectus/Proxy Statement which the Company plans to file with the Securities and Exchange Commission in connection with the Company's previously-reported proposed merger with Valhi, Inc.

     The attached Consolidated Financial Statements differ from the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 to:

o Provide certain disclosures regarding what the Company's consolidated net income, and related per share amounts, would have been for the years ended December 31, 1999, 2000 and 2001 if the goodwill amortization included in the Company's reported net income for such years had not been recognized, and

o Reclassify a loss on the early extinguishment of certain indebtedness in the year ended December 31, 2000, previously reported as an extraordinary item, to be a component of income before extraordinary item (such reclassification had no effect on the Company's net income in such year).

     Such differences between the attached Consolidated Financial Statements and the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 are required as a result of the Company's adoption of SFAS No. 142 effective January 1, 2002, and the Company's adoption of SFAS No. 145 effective April 1, 2002.

Item 7:   Financial  Statements, Pro Forma Financial Information and Exhibits

          (c)  Exhibit

          Item No.  Exhibit Index
          -------   -----------------

          99.1 Consolidated Financial Statements for the years ended December 31, 2001, 2000 and 1999

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               Tremont Corporation
                               (Registrant)




                              By:    /s/ Mark A. Wallace
                                      ----------------
                                      Mark A. Wallace
                                      Vice President and Chief Financial Officer



                              By:     /s/ JoAnne A. Nadalin
                                      -----------------
                                      JoAnne A. Nadalin
                                      Principal Accounting Officer

Date:  November 15, 2002

                                                                    Exhibit 99.1


                               TREMONT CORPORATION

                           ANNUAL REPORT ON FORM 10-K

                            ITEMS 8, 14(a) and 14(d)

                          INDEX OF FINANCIAL STATEMENTS


                                                                                               Page
Financial Statements

   Report of Independent Accountants                                                            F-1

   Consolidated Balance Sheets - December 31, 2001 and 2000                                     F-2

   Consolidated Statements of Income (Loss) - Years ended
     December 31, 2001, 2000 and 1999                                                           F-4

   Consolidated Statements of Comprehensive Income (Loss) - Years ended
     December 31, 2001, 2000 and 1999                                                           F-5

   Consolidated Statements of Cash Flows - Years ended
     December 31, 2001, 2000 and 1999                                                           F-6

   Consolidated Statements of Changes in Stockholders' Equity - Years ended
     December 31, 2001, 2000 and 1999                                                           F-8

   Notes to Consolidated Financial Statements                                                   F-9

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Stockholders and Board of Directors of Tremont Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income (loss), of comprehensive income (loss), of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Tremont Corporation as of December 31, 2001 and 2000 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. As discussed in Note 15 to the consolidated financial statements, on April 1, 2002 the Company adopted Statement of Financial Accounting Standards No. 145.




/s/ PricewaterhouseCoopers LLP


Denver,  Colorado
February 7, 2002,  except for Note 15
as to which the date is November 12, 2002



                               TREMONT CORPORATION

                           CONSOLIDATED BALANCE SHEETS

                           December 31, 2001 and 2000
                      (In thousands, except per share data)

ASSETS                                                                                 2001                 2000
                                                                                 -----------------    -----------------
Current assets:
   Cash and cash equivalents                                                     $        1,446       $          793
   Accounts and notes receivable, less allowance of $2,663                                3,415                2,744
   Receivable from related parties                                                          558                1,906
   Prepaid expenses and other                                                             5,004                2,434
                                                                                 -----------------    -----------------

     Total current assets                                                                10,423                7,877

Investment in Titanium Metals Corporation ("TIMET")                                      55,930               72,179
Investment in NL Industries, Inc. ("NL")                                                130,319              122,717
Investment in other joint ventures                                                       12,415               13,134
Property and equipment, net                                                               1,104                  536
Receivable from related parties                                                             218                  836
Other                                                                                    20,911               12,299
                                                                                 -----------------    -----------------

                                                                                 $      231,320       $      229,578
                                                                                 =================    =================


                               TREMONT CORPORATION

                     CONSOLIDATED BALANCE SHEETS (CONTINUED)

                           December 31, 2001 and 2000
                      (In thousands, except per share data)


LIABILITIES AND STOCKHOLDERS' EQUITY                                                   2001                2000
                                                                                  ----------------    ----------------

Current liabilities:
  Accrued liabilities                                                             $       10,413      $        5,099
  Loan payable to related party                                                                -              13,403
  Current maturities of note payable to related party                                      1,000                   -
  Other payables to related parties                                                          286                 252
                                                                                  ----------------    ----------------

     Total current liabilities                                                            11,699              18,754

Note payable to related party                                                             11,650                   -
Insurance claims and claim expenses                                                       21,686              13,486
Accrued postretirement benefit cost                                                       19,982              20,899
Deferred income taxes                                                                     14,412              12,605
Accrued environmental cost                                                                 2,937               5,311
Deferred compensation                                                                        800                   -
                                                                                  ----------------    ----------------

     Total liabilities                                                                    83,166              71,055
                                                                                  ----------------    ----------------

Stockholders' equity:
  Preferred stock, $1.00 par value; 1,000 shares authorized;
     none issued                                                                               -                   -
  Common stock, $1.00 par value; 14,000 shares authorized;
     7,817 shares issued                                                                   7,817               7,817
  Additional paid-in capital                                                             291,173             290,568
  Accumulated deficit                                                                    (56,095)            (53,488)
  Accumulated other comprehensive loss                                                   (29,991)            (21,624)
  Treasury stock, at cost (1,392 shares)                                                 (64,750)            (64,750)
                                                                                  ----------------    ----------------

     Total stockholders' equity                                                          148,154             158,523
                                                                                  ----------------    ----------------

                                                                                  $      231,320      $      229,578
                                                                                  ================    ================

Commitments and contingencies (Note 12)




          See accompanying notes to consolidated financial statements.

                               TREMONT CORPORATION

                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                  Years ended December 31, 2001, 2000 and 1999
                      (In thousands, except per share data)


                                                                    2001                2000                1999
                                                               ----------------    ----------------    ---------------
Equity in earnings (losses) of:
  TIMET                                                        $     (9,161)       $     (8,990)       $    (71,992)
  NL                                                                 21,093              28,223              28,126
  Other joint ventures                                                  580               1,672                 595
                                                               ----------------    ----------------    ---------------

                                                                     12,512              20,905             (43,271)

Corporate expense, net                                                5,872               1,949               2,696
Interest expense                                                      1,258               1,230                 917
                                                               ----------------    ----------------    ---------------

  Income (loss) before income taxes
     and minority interest                                            5,382              17,726             (46,884)

Income tax expense (benefit)                                          6,190               8,069             (18,871)
Minority interest                                                         -                 455                 191
                                                               ----------------    ----------------    ---------------

  Net income (loss)                                            $       (808)       $      9,202        $    (28,204)
                                                               ================    ================    ===============

Net income (loss) per share:
     Basic                                                     $      (.13)        $      1.47         $     (4.41)
     Diluted                                                   $      (.13)        $      1.43         $     (4.41)

Weighted average shares outstanding:
  Common shares                                                       6,214               6,274               6,386
  Diluted shares                                                      6,258               6,350               6,454



          See accompanying notes to consolidated financial statements.

                               TREMONT CORPORATION

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                  Years ended December 31, 2001, 2000 and 1999
                                 (In thousands)


                                                                         2001              2000             1999
                                                                     --------------    --------------   --------------
Net income (loss)                                                    $       (808)     $      9,202     $    (28,204)
                                                                     --------------    --------------   --------------

Other comprehensive income (loss):
  Currency translation adjustment, net of tax benefit of
     $1,978, $4,216 and $3,561 in 2001, 2000 and
     1999, respectively                                                    (3,674)           (7,833)          (6,610)

  Unrealized gains (losses) on marketable securities,
     net of tax expense (benefit) of $65, $202 and
     $(163) in 2001, 2000 and 1999, respectively                              124               373             (304)

  Pension liabilities adjustment, net of tax
     expense (benefit)  of $(2,595), $(48) and
     $167 in 2001, 2000 and 1999, respectively                             (4,817)              (89)             308
                                                                     --------------    --------------   --------------

  Total other comprehensive loss                                           (8,367)           (7,549)          (6,606)
                                                                     --------------    --------------   --------------

  Comprehensive income (loss)                                        $     (9,175)     $      1,653     $    (34,810)
                                                                     ==============    ==============   ==============

          See accompanying notes to consolidated financial statements.

                               TREMONT CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                  Years ended December 31, 2001, 2000 and 1999
                                 (In thousands)

                                                                        2001              2000              1999
                                                                    --------------    --------------    --------------
Cash flows from operating activities:
  Net income (loss)                                                 $       (808)     $      9,202      $(28,204)
  Losses (earnings) of affiliates:
     Equity in (earnings) losses                                         (12,512)          (20,905)           43,271
     Distributions from affiliates                                         9,472             6,721             2,904
  Deferred income taxes                                                    6,192             8,064           (17,066)
  Minority interest                                                            -               455               191
  Other, net                                                                 477               (46)           (1,514)
  Change in assets and liabilities:
     Accounts and notes receivable                                          (671)             (130)              641
     Accounts with related parties                                         2,000                92             2,162
     Prepaid expenses                                                     (2,570)             (650)             (580)
     Accrued liabilities                                                   5,314               476               802
     Income taxes                                                              -                 4              (686)
     Other, net                                                           (3,058)           (1,346)             (527)
                                                                    --------------    --------------    --------------

     Net cash provided by operating activities                             3,836             1,937             1,394
                                                                    --------------    --------------    --------------

Cash flows from investing activities:
  Purchases of NL and TIMET common stock                                       -                 -           (15,988)
  Proceeds from sale of securities                                            13               100                 -
  Purchase of minority interest                                                -            (2,500)                -
  Capital expenditures                                                      (644)                -                 -
  Other, net                                                                   -                 -                (7)
                                                                    --------------    --------------    --------------

     Net cash used by investing activities                                  (631)           (2,400)          (15,995)
                                                                    --------------    --------------    --------------

Cash flows from financing activities:
  Letters of credit cash collateralized                                        -                 -             9,872
  Dividends paid                                                          (1,799)           (1,792)           (1,788)
  Indebtedness with related parties:
     Borrowings                                                           13,400             3,460             6,275
     Repayments                                                          (14,153)           (3,800)                -
  Issuance of common stock                                                     -               386                 -
  Other, net                                                                   -                 -               112
                                                                    --------------    --------------    --------------

     Net cash (used) provided by financing activities                     (2,552)           (1,746)           14,471
                                                                    --------------    --------------    --------------

     Net cash provided (used)                                       $        653      $     (2,209)     $       (130)
                                                                    ==============    ==============    ==============

                                      F-6


                               TREMONT CORPORATION

                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                  Years ended December 31, 2001, 2000 and 1999
                                 (In thousands)


                                                                         2001              2000              1999
                                                                     --------------    --------------    -------------

Cash and cash equivalents:
  Net increase (decrease)                                            $        653      $     (2,209)     $       (130)
  Cash at beginning of year                                                   793             3,002             3,132
                                                                     --------------    --------------    -------------

  Cash at end of year                                                $      1,446      $        793      $      3,002
                                                                     ==============    ==============    =============

Supplemental disclosures - cash paid for:
  Interest                                                           $      1,258      $      1,230      $        400
  Income taxes                                                                  -                 2                 -




          See accompanying notes to consolidated financial statements.

                               TREMONT CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  Years ended December 31, 2001, 2000 and 1999
                                 (In thousands)


                                                                               Accumulated other
                                                 Additional                   comprehensive income                       Total
                                                                       ------------------------------------
                               Common   Common   paid-in   Accumulated  Currency   Marketable    Pension    Treasury   stockholders'
                               shares    stock   capital     deficit   translation securities  liabilities    stock       equity
                               ------  -------  ----------  ---------- -----------  ----------  -----------  ---------  ------------

Balance at December 31, 1998    6,377  $ 7,769  $  290,118  $ (30,906) $  (6,742)    $  590     $ (1,317)  $ (59,358)  $   200,154

Comprehensive income (loss)         -        -           -    (28,204)    (6,610)      (304)         308           -       (34,810)
Dividends ($.28 per share)          -        -           -     (1,788)         -          -            -           -        (1,788)
Common stock issued                12       12          86          -          -          -            -           -            98
Other                               -        -          14          -          -          -            -           -            14
                               ------  -------  ----------  ---------- -----------  ----------  -----------  ---------  ------------

Balance at December 31, 1999   6,389     7,781     290,218    (60,898)   (13,352)       286       (1,009)    (59,358)      163,668

Comprehensive income (loss)        -         -           -      9,202     (7,833)       373          (89)          -         1,653
Dividends ($.28 per share)         -         -           -     (1,792)         -          -            -           -        (1,792)
Common stock issued               36        36         350          -          -          -            -           -           386
Treasury stock                     -         -           -          -          -          -            -      (5,392)       (5,392)
                               ------  --------  ----------  ---------  -----------  ----------  -----------  ---------  -----------

Balance at December 31, 2000   6,425     7,817     290,568    (53,488)   (21,185)       659       (1,098)    (64,750)      158,523

Comprehensive income (loss)        -         -           -       (808)    (3,674)       124       (4,817)          -        (9,175)
Dividends ($.28 per share)         -         -           -     (1,799)         -          -            -           -        (1,799)
Other                              -         -         605          -          -          -            -           -           605
                               ------  --------  ----------  ---------  -----------  ----------  -----------  ---------  -----------

Balance at December 31, 2001   6,425  $  7,817  $  291,173  $ (56,095) $ (24,859)    $  783     $ (5,915)  $ (64,750)  $   148,154
                               ======  ========  ==========  =========  ===========  ==========  ===========  =========  ===========



                               TREMONT CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Organization

     Tremont Corporation ("Tremont") is principally a holding company with operations conducted through 39%-owned TIMET, 21%-owned NL, other joint ventures through wholly-owned TRECO L.L.C. ("TRECO") and through wholly-owned Tall Pines Insurance Company ("Tall Pines"). In December 2000, TRECO purchased the 25% minority interest in TRECO held by Union Titanium Sponge Corporation ("UTSC") for $2.5 million. See Note 4.

     At December 31, 2001, Valhi, Inc. ("Valhi") and Tremont, each affiliates of Contran Corporation ("Contran"), held approximately 61% and 21%, respectively, of NL's outstanding common stock, and together may be deemed to control NL. At December 31, 2001, Contran and its subsidiaries held approximately 94% of Valhi's outstanding common stock, and subsidiaries of Valhi held an aggregate of approximately 80% of Tremont's outstanding common stock. During 1999, the Combined Master Retirement Trust ("CMRT"), a trust formed by Valhi to permit the collective investment by trusts that maintain the assets of certain employee benefit plans adopted by Valhi and related companies, purchased shares of TIMET common stock in market transactions; however, as of December 31, 2001, the CMRT had fully divested of all TIMET common stock. Between February 7, 2002 and March 1, 2002, the CMRT purchased 844,600 shares, or 2.6%, of TIMET common stock in open market transactions. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons, of which Mr. Simmons is the sole trustee. In addition, Mr. Simmons is the sole trustee of the CMRT and a member of the trust investment committee. Mr. Simmons may be deemed to control each of Contran, Valhi, Tremont, NL and TIMET. See Note 11.

Note 2 - Summary of significant accounting policies

     Principles of consolidation. The accompanying consolidated financial statements include the accounts of Tremont and its wholly-owned subsidiaries (collectively, the "Company"). All material intercompany accounts and balances have been eliminated.

     Cash  and  cash  equivalents.   Cash  equivalents   include  highly  liquid
investments with original maturities of three months or less.

     Investments in TIMET, NL and other joint ventures. Investments in TIMET, NL and other more than 20%-owned but less than majority-owned entities are accounted for by the equity method. Differences between the cost of each such investment and the underlying equity in the historical carrying amounts of the entity's net assets (the "net difference") are allocated among the respective assets and liabilities based upon estimated relative fair values. Such net differences are charged or credited to income as the entities depreciate, amortize or dispose of the related net assets.

     The Company periodically evaluates the net carrying value of its investments in TIMET, NL and other joint ventures to determine if there has been any decline in value that is other than temporary and would, therefore, require an impairment charge. The Company determined that no impairment charge was required at December 31, 2001. See Note 4.

     Marketable securities and other comprehensive income. Marketable equity securities are carried at fair value based upon quoted market prices. Realized gains and losses are based upon the specific identification of the securities sold. Unrealized gains and losses on available-for-sale securities held by the Company and the Company's equity in unrealized gains and losses on available-for-sale securities held by the Company's more than 20%-owned but less than majority-owned affiliates are accumulated in stockholders' equity as part of other comprehensive income, net of related deferred income taxes. Similarly, the Company's equity in foreign currency translation adjustments and minimum pension liability adjustments of such affiliates are accumulated in stockholders' equity as part of other comprehensive income, net of related deferred income taxes.

     Property, equipment and depreciation. Property and equipment are stated at cost. Depreciation is computed on the straight-line method over estimated useful lives of 10-20 years. Major improvements are capitalized and depreciated over the estimated period to be benefited. Maintenance, repairs and minor renewals are expensed as incurred.

     During the fourth quarter of 2001, the Company and TIMET adopted Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, which standard is effective retroactive to January 1, 2001. SFAS No. 144, which supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, retains the fundamental provisions with respect to the recognition and measurement of long-lived asset impairment but does not apply to goodwill and other intangible assets. However, SFAS No. 144 provides expanded guidance with respect to appropriate cash flows to be used to determine whether recognition of any long-lived asset impairment is required, and if required, how to measure the amount of the impairment. SFAS No. 144 also requires that any net assets to be disposed of by sale be reported at the lower of carrying value or fair value less cost to sell, and expands the reporting of discontinued operations to include any component of any entity with operations and cash flows that can be clearly distinguished from the rest of the entity. The adoption of SFAS No. 144 had no material effect on the Company's or TIMET's results of operations, consolidated financial position or liquidity. NL will adopt SFAS No. 144 effective January 1, 2002. NL believes the adoption of SFAS No. 144 will not have a material adverse effect on its business, results of operations, financial position or liquidity.

     Stock-based compensation. The Company, TIMET and NL have elected the disclosure alternative prescribed by SFAS No. 123, Accounting for Stock-Based Compensation and to account for stock-based employee compensation in accordance with Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees and its various interpretations. Under APB No. 25, no compensation cost is generally recognized for fixed stock options in which the exercise price is not less than the market price on the grant date. In the second quarter of 2001, the Company concluded that it was probable that its remaining stock options would be settled through cancellation of the options in return for cash payments. Effective in the second quarter of 2001, the Company recognized compensation expense with respect to its remaining stock options as the amount by which the quoted market price of the Company's common stock exceeds the option price, and increases or decreases in the market price of the Company's common stock will result in an adjustment to compensation expense. See
Note 10.

     Employee benefit plans. Accounting and funding policies for postretirement benefits other than pensions ("OPEB") are described in Note 9.

     Self-insurance. The Company is self-insured for certain losses relating to postretirement benefits and environmental matters. The Company maintains certain stop loss insurance to reduce its exposure for postretirement benefits and provides accruals for estimates of known liabilities. See Note 12 regarding environmental matters.

     Income taxes. Deferred income tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the income tax and financial reporting carrying amounts of assets and liabilities, including investments in subsidiaries and affiliates not included in the consolidated tax group. The Company periodically reviews its deferred tax assets to determine if future realization is more-likely-than-not and a change in the valuation allowance is recorded in the period it is determined to be necessary. See Note 8.

     Environmental remediation costs. Environmental remediation obligations are accrued when estimated future expenditures are probable and reasonably estimable. Such accruals are adjusted as further information becomes available or circumstances change. Estimated future expenditures are not discounted to present value. Recoveries of remediation costs from other parties, if any, are recognized as assets when their receipt is deemed probable. At December 31, 2001 and 2000, no receivables for recoveries have been recognized.

     Derivatives and hedging activities. The Company, TIMET and NL adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, effective January 1, 2001. SFAS No. 133 establishes accounting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Under SFAS No. 133, all derivatives are recognized as either assets or liabilities and are measured at fair value. The accounting for changes in fair value of derivatives depends upon the intended use of the derivative, and such changes are recognized either in net income or other comprehensive income. As permitted by the transition requirements of SFAS No. 133, as amended, the Company, TIMET and NL have exempted from the scope of SFAS No. 133 all host contracts containing embedded derivatives that were issued or acquired prior to January 1, 1999. The Company, TIMET and NL were not parties to any significant derivative or hedging instruments covered by SFAS No. 133 during 2001 or at December 31, 2001, and the adoption of SFAS No. 133 had no material effect on the companies' business, results of operations, financial position or liquidity.

     Fair value of financial instruments. Carrying amounts of the Company's financial instruments, including cash and cash equivalents, restricted deposits, accounts receivable and accounts payable and accrued liabilities approximate fair value because of their short maturities. The Company's note payable reprices with changes in market interest rates and, accordingly, the carrying amount of such debt is believed to approximate market value.

     Use of estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Estimates are used in accounting for, among other things, deferred tax valuation allowances, loss contingencies, fair values of financial instruments, the determination of discount and other rate assumptions for postretirement benefit costs, asset impairments and environmental remediation obligations. Actual results may, in some instances, differ from previously estimated amounts. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary.

     Accounting principles not yet adopted. In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 142, Goodwill and Other Intangible Assets. The Company, TIMET and NL will adopt SFAS No. 142 effective January 1, 2002. Under SFAS No. 142, goodwill, including goodwill arising from the difference between the cost of an investment and the amount of underlying equity in net assets of an equity method investee ("equity method goodwill"), will not be amortized on a periodic basis. Instead, goodwill (other than equity method goodwill) will be subject to a two-step impairment test to be performed at least on an annual basis. TIMET anticipates adoption of this standard will reduce its amortization expense commencing on January 1, 2002; however, impairment reviews may also result in future periodic write-downs. TIMET will complete its initial goodwill impairment analysis under the new standard during 2002, with the completion of the first step by June 30, 2002. If any goodwill impairment under the new standard is determined to exist, such impairment would be recognized as a cumulative effect of a change in accounting principle no later than December 31, 2002, as provided by the transition requirements of SFAS No. 142.

     Equity method goodwill will not be tested for impairment in accordance with SFAS No. 142; rather, the overall carrying amount of an equity method investee will continue to be reviewed for impairment in accordance with existing generally accepted accounting principles.

     NL has no goodwill reported in its separate financial statements, but the Company does have equity method goodwill inherent in its investment in NL. TIMET does have goodwill reported in its separate financial statements. Tremont no longer has any goodwill inherent in its investment in TIMET, including equity method goodwill, because it was written off as a part of the writedown as of December 31, 1999 of the Company's investment in TIMET for an other than temporary decline in the market value of its investment.

     The following table presents what the Company's reported consolidated net income (loss) and related per share amounts, would have been in 2001, 2000 and 1999 if the goodwill amortization included in the Company's reported consolidated net income had not been recognized.

                                                                                 Year ended December 31
                                                                    --------------------------------------------------
                                                                        2001              2000              1999
                                                                    --------------    --------------    --------------
                                                                          (In thousands, except per share data)

Net income (loss) as reported                                       $       (808)     $      9,202      $   (28,204)
Adjustments:
  Equity in TIMET's goodwill amortization                                      -                 -            1,376
  Equity method goodwill amortization                                      1,693             1,541            1,442
  Incremental income tax                                                    (648)             (589)          (1,078)
                                                                    --------------    --------------    --------------
      Adjusted net income (loss)                                    $        237      $     10,154      $   (26,464)
                                                                    ==============    ==============    ==============

Net income (loss) per basic share as reported                       $      (.13)      $      1.47       $     (4.41)
Adjustments:
  Equity in TIMET's goodwill amortization                                      -                 -              .22
  Equity method goodwill amortization                                       .27               .24               .22
  Incremental income taxes                                                 (.10)             (.09)             (.17)
                                                                    --------------    --------------    --------------
      Adjusted net income (loss) per basic share                    $       .04       $      1.62       $     (4.14)
                                                                    ==============    ==============    ==============

Net income (loss) per diluted share as reported                     $      (.13)      $      1.43       $     (4.41)
Adjustments:
  Equity in TIMET's goodwill amortization                                      -                 -              .22
  Equity method goodwill amortization                                       .27               .24               .22
  Incremental income taxes                                                 (.10)             (.09)             (.17)
                                                                    --------------    --------------    --------------
      Adjusted net income (loss) per diluted share                  $       .04       $      1.58       $     (4.14)
                                                                    ==============    ==============    ==============

     In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. Under SFAS No. 143, the fair value of a liability for an asset retirement obligation covered under the scope of SFAS No. 143 would be recognized in the period in which the liability is incurred, with an offsetting increase in the carrying amount of the related long-lived asset. Over time, the liability would be accreted to its present value, and the capitalized cost would be depreciated over the useful life of the related asset. Upon settlement of the liability, an entity would either settle the obligation for its recorded amount or incur a gain or loss upon settlement. The Company, TIMET and NL are still studying this standard to determine, among other things, whether any of them has any asset retirement obligations which are covered under the scope of SFAS No. 143, and the effect, if any, to the companies of adopting this standard has not yet been determined. The Company, TIMET and NL will adopt SFAS No. 143 no later than January 1, 2003.

     Reclassification. Certain prior year amounts have been reclassified to conform to the current year presentation. As more fully described in Note 15, on April 1, 2002 the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 145. As a result of adopting SFAS No. 145, the Company's results of operations for 2000, as presented herein, have been reclassified from amounts previously reported with respect to losses of TIMET and NL on the early extinguishment of debt. Such reclassification had no effect on net income or cash flows.

Note 3 - Operating segments

     Tremont is a holding company with operations conducted through its equity affiliates, principally TIMET and NL.

     TIMET is a vertically integrated producer of titanium sponge, melted products (ingot and slab) and a variety of titanium mill products for aerospace, industrial and other applications. TIMET's production facilities are located principally in the United States, the United Kingdom and France, and its products are sold throughout the world. These worldwide integrated activities comprise TIMET's principal segment, "Titanium melted and mill products." In 1999, TIMET's "Other" segment consisted of its nonintegrated joint ventures.

     NL's operations are conducted by Kronos in one operating business segment - the production and sale of titanium dioxide pigments ("TiO2"). Titanium dioxide pigments are used in a wide range of "quality-of-life" type products. NL's production facilities are located in Europe and North America and its products are sold throughout the world.

     Other joint ventures, held by wholly-owned TRECO, are principally comprised of (i) a 32% equity interest in Basic Management, Inc. ("BMI"), which, among other things, provides utility services in the industrial complex (the "BMI Complex") where TIMET's Henderson, Nevada plant is located and (ii) a 12% interest in The Landwell Company ("Landwell"), which is actively engaged in efforts to develop certain real estate. BMI owns an additional 50% interest in Landwell.

     Tall Pines, the Company's captive insurance subsidiary, reinsured certain risks of the Company, NL and their respective subsidiaries and also participated in various third party reinsurance treaties. Tall Pines currently provides certain property and liability insurance coverage to Tremont, TIMET, NL and other affiliates of Contran; however, the risks associated with these policies are completely reinsured into the commercial reinsurance market. All of the Company's unrelated reinsurance business is in run-off. Results of the Company's captive insurance operations, which are not significant, are included in corporate expenses, net. See Note 11.

Note 4 - Investment in TIMET, NL and other joint ventures

     TIMET. In February 1999, Tremont exercised an option, received in connection with TIMET's acquisition of IMI Titanium ("IMI"), to purchase an additional two million shares of TIMET's common stock from IMI for $16 million. At December 31, 2001 and 2000, Tremont held 12.3 million shares, or approximately 39%, of TIMET's outstanding common stock.

     At December 31, 2001, the Company's net carrying value of its investment in TIMET was $4.55 per share compared to a per share market price of $3.99 at that date. Based on the decline in the market price for TIMET's common stock, the Company performed an analysis to determine whether an impairment charge relating to its investment in TIMET was required. The Company considered, among other things, TIMET's near term financial prospects, the volatility of TIMET's stock price since September 11, 2001, and the Company's projected amortization of the net difference between the cost of its investment in TIMET and its underlying equity in the historical carrying amounts of TIMET's net assets. The Company concluded that there was no decline in the value of its investment in TIMET that was other than temporary and that no impairment charge was required at December 31, 2001.

     At December 31, 1999, after considering what the Company believed to be all relevant factors including, among other things, TIMET's near term financial prospects, TIMET's stock price and the period of time it was below the Company's carrying value, and the Company's projected amortization of the net difference between the cost of its investment and its underlying equity in the historical carrying amounts of TIMET's net assets, the Company recorded a $61 million pre-tax non-cash charge ($38 million net-of-tax) to earnings to reduce the net carrying value of its investment in TIMET for an other than temporary impairment. In determining the amount of the impairment charge, the Company considered, among other things, recent ranges of TIMET's stock price and current estimates of TIMET's future operating losses which would further reduce the Company's net carrying value of its investment in TIMET as it records additional equity in losses.

     At December 31, 2001, the unamortized net difference related to the Company's investment in TIMET was a credit of approximately $58.6 million which is being amortized over the weighted average remaining lives of the TIMET assets, or approximately 12 years. See Note 2.

     At December 31, 2001 and 2000, and for the years ended December 31, 2001, 2000 and 1999, the consolidated financial statements of TIMET reflected the following summarized financial information.

                                                                          December 31,
                                                                ----------------------------------
                                                                     2001               2000
                                                                ---------------     --------------
                                                                         (In thousands)

Current assets                                                  $     308,687       $     248,205
Noncurrent assets                                                     390,696             510,941
Current liabilities                                                   122,360             115,842
Noncurrent liabilities                                                 68,941              76,695
Minority interest                                                     209,968             209,094
Common equity                                                         298,114             357,515

                                                          Year ended December 31,
                                           -------------------------------------------------------
                                                2001                2000               1999
                                           ----------------    ---------------    ----------------
                                                               (In thousands)

Net sales                                  $     486,935      $     426,798       $     480,029
Gross margin                                      39,892              3,881              25,523
Net loss                                         (41,766)           (38,902)            (31,390)

     NL. At December 31, 2001 and 2000, Tremont held 10.2 million shares, or 21% and 20%, respectively, of NL's outstanding common stock. At December 31, 2001, the net carrying amount of the Company's investment in NL was approximately $12.75 per share while the market price per share of NL common stock on that date was $15.27 per share. As described in Note 11, the Company's 10.2 million shares of NL are collateral for a revolving loan entered into by the Company in February 2001. See Item 7 - MD&A.

     At December 31, 2001, the unamortized net difference relating to the Company's investment in NL was approximately $55 million, of which $41 million is goodwill being amortized over 40 years, with substantially all of the remainder attributable to NL's property and equipment and being amortized over the weighted average remaining lives of the assets, or approximately 10 years. See Note 2.

     At December 31, 2001 and 2000, and for the years ended December 31, 2001, 2000 and 1999, the consolidated financial statements of NL reflected the following summarized financial information.

                                                                           December 31,
                                                                 ---------------------------------
                                                                     2001               2000
                                                                 --------------     --------------
                                                                          (In thousands)

Current assets                                                   $     559,086      $     553,780
Noncurrent assets                                                      592,005            567,008
Current liabilities                                                    299,074            297,956
Noncurrent liabilities                                                 457,866            472,065
Minority interest                                                        7,208              6,279
Common equity                                                          386,943            344,488

                                                           Year ended December 31,
                                             -----------------------------------------------------
                                                  2001                2000              1999
                                             ----------------    ---------------    --------------
                                                                (In thousands)

Net sales                                    $     835,099       $     922,319     $     908,387
Cost of sales                                      578,060             610,449           662,315
Net income                                         121,407             154,609           159,771

     Other joint ventures. In December 2000, TRECO purchased the 25% minority interest in TRECO previously held by UTSC for $2.5 million. At December 31, 2001, the unamortized net difference relating to TRECO's investments in BMI and Landwell aggregated a net credit of approximately $2.0 million, of which $1.1 million is attributable to land and which is being amortized as the land is sold. The remainder of the unamortized net difference is attributable to BMI's and Landwell's property and equipment and is being amortized over the weighted average remaining lives of the assets, or approximately 10 years. See Note 11.

Note 5 - Property and equipment, net

                                                                       December 31,
                                                            ------------------------------------
                                                                 2001                2000
                                                            ----------------    ----------------
                                                                      (In thousands)

Land and improvements                                       $          974      $          330
Buildings                                                              913                 913
Equipment                                                              179                 179
                                                            ----------------    ----------------
                                                                     2,066               1,422
Less accumulated depreciation                                          962                 886
                                                            ----------------    ----------------

                                                            $        1,104      $          536
                                                            ================    ================

Note 6 - Other noncurrent assets

                                                                       December 31,
                                                            ------------------------------------
                                                                 2001                2000
                                                            ----------------    ----------------
                                                                      (In thousands)

Restricted deposits                                         $        4,713      $        5,047
Reinsured claims incurred but not reported                          15,915               6,814
Other                                                                  283                 438
                                                            ----------------    ----------------

                                                            $       20,911      $       12,299
                                                            ================    ================

     Restricted deposits for both years consist of cash collateral on letters of credit backing insurance policies at Tall Pines. See Note 11.

Note 7 - Accrued liabilities

                                                                       December 31,
                                                            ------------------------------------
                                                                 2001                2000
                                                            ----------------    ----------------
                                                                      (In thousands)

Postretirement benefit costs                                $        1,432      $        1,432
Deferred compensation                                                1,407                   -
Environmental costs                                                  2,357                 725
Reserve for unearned insurance premiums                              4,611               2,375
Other                                                                  606                 567
                                                            ----------------    ----------------

                                                            $       10,413      $        5,099
                                                            ================    ================

     Deferred compensation consists primarily of $1.1 million relating to the Company's agreement with its Chairman and CEO to cancel options to purchase Tremont common stock. This amount represents the difference between the option price of the stock and the market price of Tremont stock on the day of the cancellation of the options. Additionally, beginning in 2001, the Company recognized compensation expense with respect to its stock options as the amount by which the quoted market price of the Company's common stock exceeded the option price. Accordingly, the Company recorded $.3 million of compensation expense related to the Company's stock options outstanding at December 31, 2001. See Note 10.

Note 8 - Income taxes

     Summarized below are (i) the difference between the income tax expense (benefit) attributable to the income (loss) before income taxes and minority interest ("pre-tax income (loss)") and the amounts that would be expected using the U.S. federal statutory income tax rate of 35%, (ii) the components of the income tax expense (benefit) attributable to the pre-tax income (loss) and (iii) the components of the comprehensive tax expense (benefit).

                                                                                  Year ended December 31,
                                                                     --------------------------------------------------
                                                                         2001              2000              1999
                                                                     --------------    --------------    --------------
                                                                                      (In thousands)

Expected income tax expense (benefit)                                $      1,884      $      6,204      $    (16,409)
Adjustment of deferred tax asset valuation allowance                        7,225             3,161            (1,180)
Incremental tax and rate differences on equity in
  income of companies not included in the
  consolidated tax group                                                     (371)           (1,392)           (1,647)
Rate difference on equity in income of companies
  included in consolidated tax group                                       (2,508)             (135)              (67)
U.S. state income taxes, net                                                    -                 3                 6
Other, net                                                                    (40)              228               426
                                                                     --------------    --------------    --------------

                                                                     $      6,190      $      8,069      $    (18,871)
                                                                     ==============    ==============    ==============

Income tax expense (benefit):
  Current income taxes:
     U.S. federal                                                    $          -      $          -      $     (1,812)
     U.S. state                                                                (2)                5                 7
  Deferred income taxes                                                     6,192             8,064           (17,066)
                                                                     --------------    --------------    --------------

                                                                     $      6,190      $      8,069      $    (18,871)
                                                                     ==============    ==============    ==============

Comprehensive tax expense (benefit) allocable to:
  Pre-tax income (loss)                                              $      6,190      $      8,069      $    (18,871)
  Stockholders' equity, principally other
     comprehensive income                                                  (4,386)           (4,062)           (3,557)
                                                                     --------------    --------------    --------------

                                                                     $      1,804      $      4,007      $    (22,428)
                                                                     ==============    ==============    ==============



         The components of deferred taxes are summarized below.

                                                                                  December 31,
                                                           -----------------------------------------------------------
                                                                      2001                           2000
                                                           ----------------------------   ----------------------------
                                                             Assets        Liabilities      Assets        Liabilities
                                                           ------------    ------------   ------------    ------------
                                                                                 (In millions)

Temporary differences relating to net assets:
  Property and equipment                                   $      .1       $     -        $      .1       $     -
  Accrued OPEB cost                                              7.5             -              7.8             -
  Accrued liabilities and other deductible differences           3.5             -              2.9             -
  Other taxable differences                                      -              (5.4)           -              (5.4)
  Investments in subsidiaries and affiliates including
     foreign currency translation adjustments:
       TIMET                                                    11.1             -              5.0             -
       NL                                                        -             (12.4)           -              (9.4)
       Other                                                     -               (.7)           -               (.8)
  Tax loss and credit carryforwards                              6.0             -              4.1             -
  Valuation allowance                                          (24.1)            -            (16.9)            -
                                                           ------------    ------------   ------------    ------------

  Gross deferred tax assets (liabilities)                        4.1           (18.5)           3.0           (15.6)

Netting                                                         (4.1)            4.1           (3.0)            3.0
                                                           ------------    ------------   ------------    ------------

Total deferred taxes                                             -             (14.4)           -             (12.6)
Less current deferred taxes                                      -               -              -               -
                                                           ------------    ------------   ------------    ------------

  Net noncurrent deferred taxes                            $     -         $   (14.4)     $     -         $   (12.6)
                                                           ============    ============   ============    ============

     The Company periodically reviews its deferred tax assets to determine if future realization is more-likely-than-not. During 2001, the Company increased its cumulative deferred tax valuation allowance, which offsets deferred tax assets the Company believes did not meet the "more-likely-than-not" recognition criteria, by $7.2 million to $24.0 million at December 31, 2001. Through the third quarter of 2001, the Company reduced its deferred tax asset valuation allowance by $3.6 million as a result of Tremont's recognition of equity in earnings of TIMET. In the fourth quarter of 2001, the Company recorded a $10.8 million valuation allowance against deferred tax assets related to the Company's recognition of equity in losses of TIMET and to net operating loss ("NOL") and minimum tax credit carryforwards which no longer met the "more-likely-than-not" recognition criteria. The valuation allowance increase in 2000 of $3.2 million was primarily attributable to a net increase in the basis differences in the Company's investment in TIMET, which did not meet the "more-likely-than-not" recognition criteria. The valuation allowance reduction in 1999 of $1.2 million was due primarily to the recognition of deferred tax assets, primarily capital losses on certain investment securities, which had not previously met the "more-likely-than-not" recognition criteria.

     At December 31, 2001, the Company had, for U.S. federal income tax purposes, NOL carryforwards of approximately $15.2 million, $5.3 million of which expire in 2018, $3.3 million of which expire in 2019, $.9 million of which expire in 2020 and $5.7 million of which expire in 2021. The Company had alternative minimum tax ("AMT") credit carryforwards of approximately $.7 million which can be used to offset regular income taxes payable in future years and which have an indefinite carryforward period.

     Effective January 1, 2001, the Company and NL were included in the consolidated United States federal income tax return of Contran (the "Contran Tax Group"). As a member of the Contran Tax Group, the Company is a party to a tax sharing agreement (the "Contran Tax Agreement"). The Contran Tax Agreement provides that the Company compute its provision for U.S. income taxes on a separate company basis using the tax elections made by Contran. Pursuant to the Contran Tax Agreement, and using the tax elections made by Contran, the Company will make payments to or receive payments from Valhi in amounts it would have paid to or received from the Internal Revenue Service had it not been a member of the Contran Tax Group. Refunds are limited to amounts previously paid under the Contran Tax Agreement. At December 31, 2001, there were no tax-related balances due to or from affiliates and no amounts were paid to or received from Valhi during 2001.

     The Company's 1998 federal income tax return has been examined by the Internal Revenue Service ("IRS") and the IRS has proposed additional tax deficiencies of $8.3 million. The Company has appealed the proposed deficiencies and believes it should prevail; however, in view of the inherent uncertainties involved in tax proceedings, no assurances can be given that these tax matters will be resolved in the Company's favor. The Company believes that it has provided adequate accruals for additional taxes which may ultimately result from all such examinations and believes that the ultimate disposition of such examination should not have a material adverse effect on the Company's business, results of operations, financial position or liquidity.

Note 9 - Postretirement benefits other than pensions ("OPEB")

     The Company retained the obligations for certain postretirement health care and life insurance benefits provided to eligible employees who retired prior to a separation of certain businesses from the Company in 1990. The Tremont Retiree Medical Plan (the "Plan") is unfunded and contributions to the Plan during the year equal benefits paid.

                                                                                             December 31,
                                                                                  ------------------------------------
                                                                                       2001                2000
                                                                                  ----------------    ----------------
                                                                                            (In thousands)
Actuarial present value of accumulated OPEB obligations:
  Balance at beginning of year                                                    $       16,577      $       16,821
  Interest cost                                                                            1,036               1,182
  Actuarial gain                                                                          (1,022)               (339)
  Benefits paid, net of participant contributions                                         (1,362)             (1,087)
                                                                                  ----------------    ----------------
  Balance at end of year                                                                  15,229              16,577
Unrecognized prior service credit                                                          3,768               4,209
Unrecognized net actuarial gain                                                            2,417               1,545
                                                                                  ----------------    ----------------
Total accrued OPEB cost                                                                   21,414              22,331
Less current portion                                                                       1,432               1,432
                                                                                  ----------------    ----------------

  Noncurrent accrued OPEB cost                                                    $       19,982      $       20,899
                                                                                  ================    ================


                                                                                 Year ended December 31,
                                                                    --------------------------------------------------
                                                                        2001              2000              1999
                                                                    --------------    -------------     --------------
                                                                                     (In thousands)
OPEB expense:
  Interest cost                                                     $      1,036      $      1,182      $      1,164
  Amortization of prior service credit                                      (441)             (441)             (441)
  Amortization of gain/loss                                                 (150)                -                 -
                                                                    --------------    --------------    --------------

     Net OPEB expense                                               $        445      $        741      $        723
                                                                    ==============    ==============    ==============


                                                                                             December 31,
                                                                                  ------------------------------------
                                                                                       2001                2000
                                                                                  ----------------    ----------------
Weighted average assumptions:
  Discount rate                                                                            7.00%               7.25%
  Health care cost trend rate for the following period                                    11.15%               8.62%
  Ultimate health care cost trend rate                                                     5.00%               6.00%
  Fiscal period ultimate health care cost trend rate attained                               2010                2016

     The health care cost trend rate grades gradually from the current level to the ultimate level, remaining constant thereafter. If the health care cost trend rate was increased by one percentage point for each year, OPEB expense would have increased approximately $.1 million in 2001, and the actuarial present value of accumulated OPEB obligations at December 31, 2001 would have increased approximately $.8 million. A one-percentage point decrease would have a similar, but opposite, effect. The accrued OPEB cost is sensitive to changes in these estimated rates and actual results may differ from the obligations noted above.

Note 10 - Stockholders' equity

     Common stock. In 2001 and 2000, the Company paid a regular quarterly dividend of $.07 per common share. Cash dividends paid aggregated $1.8 million in each of 2001, 2000 and 1999.

     Stock options. Tremont has a long-term performance incentive plan that provides for discretionary grants of restricted stock, stock options and stock appreciation rights. Options generally vest ratably over a five year period and expire ten years from the date of grant.

     Tremont's 1992 Non-Employee Director Stock Option Plan provides that options to purchase 1,000 shares of Tremont common stock are automatically granted once a year to each non-employee director. Options are granted at a price equal to the fair market value of such stock on the date of grant, generally vest in one year and expire five years from date of grant.

     During the second quarter of 2001, individuals holding 27,825 outstanding and vested stock options agreed to the cancellation of such options in return for cash payments aggregating $.7 million, and such payments were recognized as compensation expense. The Company concluded that it was probable that its remaining 87,525 outstanding stock options, substantially all of which were fully vested and of which 60,000 were held by the Chairman and CEO of the Company, would be similarly settled in the future, and therefore, effective in the second quarter of 2001, the Company recognized compensation expense with respect to the remaining options. In December 2001, the Company signed an agreement with the Chairman and CEO of the Company to cancel 60,000 options to purchase Tremont stock owned by the Chairman and CEO for $1.1 million. This amount represents the difference between the option price of the stock and the market price of Tremont stock on the day of the cancellation of the options. The Company will pay this amount plus interest at 7% per annum compounded quarterly at the discretion of the Company's Management Development and Compensation Committee of the Board of Directors. Overall, the Company recognized $2.1 million in compensation expense in 2001 related to its stock options. The Company measures expense with respect to stock options as the amount by which the quoted market price of the Company's common stock exceeds the option price, and subsequent increases or decreases in the market price of the Company's common stock will result in an adjustment to the previously accrued compensation expense.

     Changes in options outstanding under the Company's long-term performance incentive and non-employee Director plans are summarized in the table below. Fair values were estimated using the Black-Scholes model based on the assumptions listed below. At December 31, 2001, options to purchase 24,025 shares were exercisable at a weighted average exercise price per share of $21.75 and options to purchase an additional 3,000 shares become exercisable in 2002. Outstanding options at December 31, 2001 had a weighted average remaining life of 1.8 years (2000 - 2.7 years). At December 31, 2001, no shares were available for future grant under the Company's Long-Term Performance Incentive Plan or the 1992 Non-Employee Director Stock Option Plan.

                                                                                              Weighted         Fair
                                                                                               average       value at
                                                      Exercise           Amount payable       exercise         grant
                                      Shares       price per share       upon exercise          price          Date
                                      --------     ----------------     -----------------    ------------    ----------
                                                          (In thousands, except per share amounts)

Outstanding at December 31, 1998          158      $   8.00-56.50       $         1,895      $    11.96

Granted                                     3               31.00                    93           31.00      $   10.78
Exercised                                 (12)          8.00-8.81                   (98)           8.13
Canceled                                   (1)               8.13                    (7)           8.13
                                      --------     ----------------     -----------------    ------------

Outstanding at December 31, 1999          148          8.13-56.50                 1,883           12.68

Granted                                     3               14.00                    42           14.00      $    6.54
Exercised                                 (36)         8.13-18.75                  (387)          10.76
Canceled                                   (5)         8.13-22.22                   (68)          13.24
                                      --------     ----------------     -----------------    ------------

Outstanding at December 31, 2000          110          8.13-56.50                 1,470           13.31

Granted                                     3               35.00                   105           35.00      $   15.43
Canceled                                  (86)         8.13-22.75                  (947)          10.96
                                      --------     ----------------     -----------------    ------------

Outstanding at December 31, 2001           27      $   8.13-56.50       $           628      $    23.23
                                      ========     ================     =================    ============

                                                                         2001             2000              1999
                                                                     -------------    --------------    --------------
Assumptions at date of grant:
  Expected life (years)                                                     5.0              5.0               4.7
  Risk-free interest rate                                                  3.375%            4.85%             4.81%
  Volatility                                                                  47%              45%               40%
  Dividend yield                                                               0%               0%                0%

     Had the Company, TIMET and NL elected to account for stock-based employee compensation for all awards granted in accordance with the fair value based accounting method of SFAS No. 123, the impact on the Company's net income and earnings per share would have been a reduction of $1.1 million and $.17, respectively, in 2001, $1.1 million and $.17, respectively, in 2000, and $1.6 million and $.25, respectively, in 1999.

Note 11 - Related party transactions

     The Company may be deemed to be controlled  by Harold C. Simmons.  See Note
1. Corporations that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (i) intercorporate transactions with related companies such as guarantees, management and expense sharing arrangements, shared fee arrangements, joint ventures, partnerships, loans, options, advances of funds on open account, and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties and (ii) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases, and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions which resulted in the acquisition by one related party of a publicly-held minority equity interest in another related party. The Company continuously considers, reviews and evaluates, and understands that Contran, Valhi and other entities related to Mr. Simmons consider, review and evaluate such transactions. Depending upon the business, tax and other objectives then relevant, it is possible that the Company might be a party to one or more such transactions in the future. In connection with these activities, the Company may consider issuing additional equity securities or incurring additional indebtedness. The Company's acquisition activities have in the past and may in the future include participation in the acquisition or restructuring activities conducted by companies that may be deemed to be controlled by Harold C. Simmons.

     From time to time, the Company receives loans and advances from related parties pursuant to term and demand notes. These loans and advances are entered into principally for cash management purposes. When the Company borrows from related parties, it is generally able to pay a lower rate of interest than it would pay if it borrowed from other parties.

     During 1998, the Company entered into an advance agreement with Contran under which both parties could advance funds to each other, at the prime rate less 0.5%. At December 31, 2000, the interest rate on outstanding advances was 9%. Obligations under this agreement were payable upon demand. At December 31, 2000, Tremont owed Contran $13.4 million pursuant to this agreement, which amounts were borrowed primarily to purchase shares of NL and TIMET common stock during 1998 and 1999.

     In February 2001, the advances from Contran were repaid using the proceeds of a reducing revolving loan from a subsidiary of NL ("NLEMS"), which loan expires March 31, 2003. The maximum borrowing amount of the loan decreases by $250,000 each quarter beginning June 30, 2001. At December 31, 2001, the loan outstanding was $12.7 million, the maximum available under the revolving loan agreement. The loan bears interest at 2% above the prime rate. At December 31, 2001, the interest rate on the outstanding loan was 8%. In addition, the Company is required to pay a commitment fee of .5% per annum of the average unused line. The revolving loan is collateralized by the 10.2 million shares of NL common stock owned by the Company. See Note 4.

     Under the terms of various intercorporate services agreements ("ISAs") entered into between the Company and various related parties, employees of one company will provide certain management, tax planning, financial and administrative services to the other company on a fee basis. Such charges are based upon estimates of the time devoted by the employees of the provider of the services to the affairs of the recipient, and the compensation of such persons. These ISA agreements are reviewed and approved by the applicable independent directors of the companies that are parties to the agreements.

     The Company is a party to an ISA with Contran pursuant to which Contran provides certain services to Tremont on a fee basis. Fees for services provided under such agreements were $1.3 million in 2001, $1.2 million in 2000 and $1.1 million 1999.

     The Company is a party to an ISA with NL pursuant to which NL provides certain management, tax and financial services to Tremont on a fee basis. Fees for services provided by NL were $.1 million in each of 2001, 2000 and 1999.

     The Company is a party to an ISA with TIMET whereby TIMET provides certain management, financial and other services to the Company on a fee basis. Fees for services provided by TIMET were approximately $.4 million in 2001, $.3 million in 2000 and $.2 million in 1999.

     NL and Tall Pines are parties to an insurance sharing agreement with respect to certain loss payments and reserves established by Tall Pines that (i) arise out of claims against other entities for which NL is responsible and (ii) are subject to payment by Tall Pines under certain reinsurance contracts. Also, Tall Pines will credit NL with respect to certain underwriting profits or credit recoveries that Tall Pines receives from independent reinsurers that relate to retained liabilities. A business separated from the Company in 1990 entered into an insurance sharing agreement with Tall Pines containing, with respect to liabilities for which it may be responsible, substantially the same terms and conditions as the insurance sharing agreement between NL and Tall Pines. During 1998, Tremont collateralized with cash letters of credit backing insurance policies at Tall Pines formerly outstanding under a related party credit agreement. In 1999, NL cash collateralized certain letters of credit, and $9.9 million in cash that had been used for collateral was released to Tremont.

     Tall Pines, Valmont Insurance Company ("Valmont") and EWI RE, Inc. ("EWI") provide for or broker certain of Tremont's, TIMET's and NL's insurance policies. Valmont is a wholly-owned captive insurance company of Valhi. An entity controlled by one of Harold C. Simmons' daughters and Contran owned all of the outstanding common stock of EWI at December 31, 2001. On January 7, 2002, NL purchased EWI from its previous owners for an aggregate cash purchase price of approximately $9 million, and EWI became a wholly owned subsidiary of NL. Through December 31, 2000, Harold C. Simmons' son-in-law managed the operations of EWI. Subsequent to December 31, 2000, this son-in-law provides advisory services to EWI as requested by EWI. Consistent with insurance industry practices, Tall Pines, Valmont and EWI receive commissions from the insurance and reinsurance underwriters for the policies that they provide or broker. During 2001, Tremont paid less than $.1 million and TIMET and NL paid approximately $2.8 million and $10.1 million, respectively, for policies arranged or brokered by Tall Pines, Valmont and EWI. These amounts principally included payments for reinsurance and insurance premiums paid to unrelated third parties, but also included commissions paid to Tall Pines, Valmont and EWI. In Tremont's opinion, the amounts that Tremont paid for these insurance policies are reasonable and similar to those it could have obtained through unrelated insurance companies and/or brokers. Tremont expects, and understands that TIMET and NL expect, that these relationships with Tall Pines, Valmont and EWI will continue in 2002.

     The Company owns 32% of BMI, which among other things, provides utility services (primarily water distribution, maintenance of a common electrical facility and sewage disposal monitoring) to TIMET and other manufacturers within the BMI Complex located in Henderson, Nevada. The other owners of BMI (the "Owners") are generally the other manufacturers located within the complex. Power and sewer services are provided on a cost reimbursement basis, similar to a cooperative, while water delivery is currently provided at the same rates as are charged by BMI to an unrelated third party. Amounts paid by TIMET to BMI for utility services were $1.5 million in 2001, $1.6 million in 2000 and $1.0 million in 1999. TIMET paid BMI a facilities usage fee of $1.3 million in each of 2001 and 2000 and $.8 million in 1999. The $1.3 million annual facilities usage fee continues through 2005. The facilities usage fee declines to $.5 million annually for 2006 through 2010, at which time the facilities usage fee expires.

     The  Company,  BMI and the  Owners  each own real  property  within the BMI
Complex. During 2001, the Company reimbursed BMI $.6 million pursuant to an agreement in which the Company, BMI and the Owners agreed to reimburse BMI for the costs of land improvements made to land owned by each company. The cost of the land improvements was divided among the companies based on each company's proportional share of the improved acreage.

     At December 31, 2001 and 2000, and for the years ended December 31, 2001, 2000 and 1999, the combined financial statements of BMI and Landwell reflected the following summarized financial information.

                                                                                             December 31,
                                                                                 -------------------------------------
                                                                                      2001                 2000
                                                                                 ----------------     ----------------
                                                                                            (In thousands)

Current assets                                                                   $       32,098       $       41,458
Property and equipment, net                                                              18,140               18,258
Other assets                                                                             14,223               14,925
Land and development costs                                                               13,091               11,944
Long-term notes and other receivables                                                     9,355                7,511
Investment in undeveloped land and water rights                                           2,270                2,458
                                                                                 ----------------     ----------------
  Total assets                                                                   $       89,177       $       96,554
                                                                                 ================     ================

Current liabilities                                                              $       16,458       $       16,703
Other liabilities                                                                           436                  652
Long-term debt                                                                           18,545               19,201
Deferred income taxes                                                                     4,048                4,570
Equity                                                                                   49,690               55,428
                                                                                 ----------------     ----------------
  Total liabilities and equity                                                   $       89,177       $       96,554
                                                                                 ================     ================


                                                                                Year ended December 31,
                                                                  ----------------------------------------------------
                                                                       2001               2000              1999
                                                                  ---------------    ---------------    --------------
                                                                                    (In thousands)

Combined revenues                                                 $     19,292       $     28,760      $     10,978
Income before income taxes                                                 575              8,535               364
Net income                                                                 761              7,640               551

     Landwell is treated as a partnership for federal income tax purposes, and accordingly, the combined results of operations of BMI and Landwell include a provision for income taxes on Landwell's earnings only to the extent that such earnings accrue to BMI.

     At December 31, 2001, current receivables from related parties principally include amounts due under insurance loss sharing agreements referred to above, noncurrent receivables from related parties include amounts due from TIMET for exercises of Tremont stock options, and current payables to related parties principally represent amounts payable to TIMET under the ISA.

Note 12 - Commitments and contingencies

     TIMET long-term agreements. TIMET has long-term agreements ("LTAs") with certain major aerospace customers, including, but not limited to, The Boeing Company ("Boeing"), Rolls-Royce plc ("Rolls-Royce"), United Technologies Corporation (Pratt & Whitney and related companies) ("UTC") and Wyman-Gordon Company ("Wyman-Gordon" - a unit of Precision Castparts Corporation ("PCC")). These agreements initially became effective in 1998 and 1999 and expire in 2007 through 2008, subject to certain conditions. The LTAs generally provide for (i) minimum market shares of the customers' titanium requirements or firm annual volume commitments and (ii) fixed or formula-determined prices generally for at least the first five years. Generally, the LTAs require TIMET's service and product performance to meet specified criteria and contain a number of other terms and conditions customary in transactions of these types. In certain events of nonperformance by TIMET, the LTAs may be terminated early. Additionally, if the parties are unable to reach agreement on pricing after the initial pricing period or in certain other circumstances, the LTAs may be terminated early.
These agreements were designed to limit selling price volatility to the customer, while providing TIMET with a committed base of volume throughout the aerospace business cycles. They also, to varying degrees, effectively obligate TIMET to bear part of the risks of increases in raw material and other costs, but allow TIMET to benefit in part from decreases in such costs.

     In April 2001, TIMET reached a settlement of the litigation between TIMET and Boeing related to the parties' LTA entered into in 1997. Pursuant to the settlement, TIMET received a cash payment of $82 million. TIMET's 2001 results reflect approximately $73 million (cash settlement less legal fees) as other operating income, with partially offsetting operating expenses of approximately $6.2 million for employee incentive compensation and other costs reported as a component of selling, general, administrative and development expense, resulting in a net pre-tax income effect of $66.8 million in 2001.

     In connection with the settlement, TIMET and Boeing also entered into an amended LTA that, among other things, allows Boeing to purchase up to 7.5 million pounds of titanium product annually from TIMET through 2007, subject to certain maximum quarterly volume levels. Under the amended LTA, Boeing advances TIMET $28.5 million annually for 2002 through 2007. The annual advance for contract year 2002 was made in December 2001, with subsequent advances occurring early each calendar year beginning in 2003. The LTA is structured as a take-or-pay agreement such that, beginning in calendar year 2002, Boeing will forfeit a proportionate part of the $28.5 million annual advance, or effectively $3.80 per pound, in the event that its annual orders for delivery for such calendar year are less than 7.5 million pounds. Under a separate agreement TIMET will establish and hold buffer stock for Boeing at TIMET's facilities, for which Boeing will pay TIMET as such stock is produced.

     TIMET entered into an LTA in 1997 for the purchase of titanium sponge. The sponge LTA runs through 2007, with firm pricing through 2002, subject to certain possible adjustments and possible early termination in 2004. TIMET is currently in the process of renegotiating certain components of this LTA with the supplier. Although the LTA provides for annual purchases by TIMET of a minimum of 6,000 metric tons, the supplier has agreed to reduced purchases by TIMET since 1999. TIMET is currently operating under an agreement in principle that provides for significantly reduced minimum purchases in 2002 and certain other modified terms. During 2001, TIMET recorded a charge of $3.0 million relating to the sponge suppliers' agreement to renegotiate certain components of this LTA from time to time. As of December 31, 2001, $2.0 million of this amount remained accrued and unpaid. TIMET has no other long-term supply agreements.

     TIMET operating leases. TIMET leases certain manufacturing and office facilities and various equipment. Most of the leases contain purchase and/or various term renewal options at fair market and fair rental values, respectively. In most cases management expects that, in the normal course of business, leases will be renewed or replaced by other leases. Net rent expense was approximately $6.1 million in 2001, $6.6 million in 2000 and $5.9 million in 1999.

     At  December  31,  2001,  future  minimum  payments  under   noncancellable
operating leases having an initial or remaining term in excess of one year were as follows:

                                                                  Amount
                                                            -------------------
                                                              (In thousands)
Years ending December 31,
   2002                                                     $         4,253
   2003                                                               2,734
   2004                                                               1,345
   2005                                                                 522
   2006                                                                 445
   2007 and thereafter                                                  348
                                                            -------------------

                                                            $         9,647
                                                            ===================

     NL leases. NL leases, pursuant to operating leases, various manufacturing and office space and transportation equipment. Most of the leases contain purchase and/or various term renewal options at fair market and fair rental values, respectively. In most cases management expects that, in the normal course of business, leases will be renewed or replaced by other leases.

     Kronos' principal German operating subsidiary leases the land under its Leverkusen TiO2 production facility pursuant to a lease expiring in 2050. The
Leverkusen facility, with approximately one-third of Kronos' current TiO2 production capacity, is located within the lessor's extensive manufacturing complex, and Kronos is the only unrelated party so situated. Under a separate supplies and services agreement expiring in 2011, the lessor provides some raw materials, auxiliary and operating materials and utilities services necessary to operate the Leverkusen facility. Both the lease and the supplies and services agreements restrict NL's ability to transfer ownership or use of the Leverkusen facility.

     Net rent expense aggregated $9 million in each of 2001, 2000 and 1999. At December 31, 2001, minimum rental commitments under the terms of noncancellable operating leases were as follows:

                                                               Real Estate          Equipment
                                                             -----------------   ----------------
                                                                       (In thousands)
Years ending December 31,
  2002                                                       $        1,855     $        2,190
  2003                                                                1,636              1,235
  2004                                                                1,440                903
  2005                                                                1,062                439
  2006                                                                1,026                245
  2007 and thereafter                                                19,437                700
                                                             -----------------  -----------------

                                                             $       26,456     $        5,712
                                                             =================  =================

     NL capital expenditures. At December 31, 2001, the estimated cost to complete capital projects in process approximated $11 million, including $4 million to complete the reconstruction of the Leverkusen Sulfate Plant.

     NL purchase commitments. NL has long-term supply contracts that provide for NL's chloride feedstock requirements through 2006. The agreements require NL purchase certain minimum quantities of feedstock with average minimum annual purchase commitments aggregating approximately $159 million.

Legal proceedings and other matters

  TIMET

     Legal proceedings. In September 2000, TIMET was named in an action filed by the U.S. Equal Employment Opportunity Commission in Federal District Court in Las Vegas Nevada (U.S. Equal Employment Opportunity Commission v. Titanium Metals Corporation, CV-S-00-1172DWH-RJJ). The complaint, as amended, alleges that several female employees at TIMET's Henderson, Nevada plant were the subject of sexual harassment and retaliation. TIMET intends to vigorously defend this action, but in any event does not presently anticipate that any adverse outcome in this case would be material to TIMET's results of operations, consolidated financial position or liquidity.

     Other. In March 2001, TIMET was notified by one of its customers that a product the customer manufactured from standard grade titanium produced by TIMET contained what has been confirmed to be a tungsten inclusion. TIMET believes that the source of this tungsten was contaminated silicon, which is used as an alloying addition to titanium at the melting stage, purchased from an outside vendor in 1998. TIMET continues to investigate the scope of this problem including identification of customers who received material manufactured using this silicon and the applications into which such material has been placed by such customers.

     At the present time, TIMET is aware of six standard grade ingots that have been demonstrated to contain tungsten inclusions; however, further investigation may identify other material that has been similarly affected. Until this investigation is completed, TIMET is unable to determine the ultimate liability it may incur with respect to this matter. TIMET currently believes that it is unlikely that its insurance policies will provide coverage for any costs that may be associated with this matter. TIMET is continuing to work with its affected customers to determine the appropriate remedial steps required to satisfy their claims. Based upon continuing assessments of possible losses completed by TIMET, TIMET recorded an aggregate charge to cost of sales for this matter of $3.3 million during 2001. This amount represents TIMET's best estimate of the most likely amount of loss to be incurred. It does not represent the maximum possible loss, which is not possible for TIMET to estimate at this time, and may be periodically revised in the future as more facts become known. As of December 31, 2001, $2.7 million remains accrued for potential future claims. TIMET has filed suit seeking full recovery from the silicon supplier for any liability TIMET might incur, although no assurances can be given that TIMET will ultimately be able to recover all or any portion of such amounts. TIMET has not recorded any recoveries related to this matter as of December 31, 2001.

     TIMET is involved in various other environmental, contractual, product liability and other claims, disputes and litigation incidental to its business.

     TIMET currently believes the disposition of all claims and disputes, individually or in the aggregate, should not have a material adverse effect on TIMET's business, results of operations, consolidated financial position or liquidity.

  NL

     Lead pigment litigation. Since 1987 NL, other former manufacturers of lead pigments for use in paint and lead-based paint, and the Lead Industries Association have been named as defendants in various legal proceedings seeking damages for personal injury and property damage allegedly caused by the use of lead-based paints. Certain of these actions have been filed by or on behalf of states, large U.S. cities or their public housing authorities, school districts and certain others have been asserted as class actions. These legal proceedings seek recovery under a variety of theories, including public and private nuisance, negligent product design, failure to warn, strict liability, breach of warranty, conspiracy/concert of action, enterprise liability, market share liability, intentional tort, and fraud and misrepresentation.

     The plaintiffs in these actions generally seek to impose on the defendants responsibility for lead paint abatement and asserted health concerns associated with the use of lead-based paints, including damages for personal injury, contribution and/or indemnification for medical expenses, medical monitoring expenses and costs for educational programs. Most of these legal proceedings are in various pre-trial stages; some are on appeal.

     NL believes that these actions are without merit, intends to continue to deny all allegations of wrongdoing and liability and to defend all actions vigorously. NL has not accrued any amounts for the pending lead pigment litigation. Considering NL's previous involvement in the lead and lead pigment businesses, there can be no assurance that additional litigation similar to that currently pending will not be filed.

     Other. NL is also involved in various other environmental, contractual, product liability and other claims and disputes incidental to its present and former businesses.

     NL  currently   believes  the   disposition  of  all  claims  and  disputes
individually or in the aggregate, should not have a material adverse effect on NL's consolidated financial condition, results of operations or liquidity.

Environmental matters

  Tremont

     The Company's non-operating properties are governed by various federal, state and local environmental laws and regulations. The Company's policy is to achieve compliance with environmental laws and regulations at all of its non-operating facilities and to continually strive to improve environmental performance. The Company believes that it is in substantial compliance with applicable requirements of environmental laws.

     The Company entered into a voluntary settlement agreement effective in July 2000 with the Arkansas Department of Environmental Quality and certain other potentially responsible parties ("PRPs") pursuant to which the Company and the other PRPs will undertake certain investigatory and remediation activities at a former mining site located in Hot Spring County, Arkansas. The Company currently believes that it has accrued adequate amounts ($5.3 million at December 31, 2001) to cover its share of probable and reasonably estimable environmental obligations. The Company expects to spend $2.4 million in 2002 for remediation efforts.

     The Company records liabilities related to environmental remediation obligations when estimated future expenditures are probable and reasonably estimable. Such accruals are adjusted as further information becomes available or circumstances change. Estimated future expenditures are not discounted to their present value. It is not possible to estimate the range of costs for certain sites. The imposition of more stringent standards or requirements under environmental laws or regulations, the results of future testing and analysis undertaken by the Company at its non-operating facilities, or a determination that the Company is potentially responsible for the release of hazardous substances at other sites, could result in expenditures in excess of amounts currently estimated to be required for such matters. No assurance can be given that actual costs will not exceed accrued amounts or that costs will not be incurred with respect to sites as to which no problem is currently known or where no estimate can presently be made. Further, there can be no assurance that additional environmental matters will not arise in the future. Environmental exposures are difficult to assess and estimate for numerous reasons including the complexity and differing interpretations of governmental regulations; the number of PRPs, their financial capabilities, and the allocation of costs among PRPs; the multiplicity of possible solutions; and the years of investigatory, remedial and monitoring activity required. It is possible that future developments could adversely affect the Company's business, results of operations, financial condition or liquidity.

  TIMET

     BMI Complex. In 1999, TIMET and certain other companies (the "Steering Committee Companies") that currently have or formerly had operations within the BMI Complex entered into a series of agreements with BMI and certain related companies pursuant to which, among other things, BMI assumed responsibility for the conduct of soils remediation activities on the properties described, including the responsibility to complete all outstanding requirements pertaining to such activities under existing consent agreements with the Nevada Division of Environmental Protection. TIMET contributed $2.8 million to the cost of this remediation (which payment was charged against accrued liabilities). TIMET also agreed to convey to BMI, at no additional cost, certain lands owned by TIMET adjacent to its plant site (the "TIMET Pond Property") upon payment by BMI of the cost to design, purchase, and install the technology and equipment necessary to allow TIMET to stop discharging liquid and solid effluents and co-products onto the TIMET Pond Property (BMI will pay 100% of the first $15.9 million cost for this project, and TIMET agreed to contribute 50% of the cost in excess of $15.9 million, up to a maximum payment by TIMET of $2 million). TIMET, BMI and the other Steering Committee Companies are continuing investigation with respect to certain additional issues associated with the properties described above, including any possible groundwater issues at the BMI Complex and the TIMET Pond Property.

     TIMET is continuing assessment work with respect to its own active plant site. During 2000, a preliminary study was completed of certain groundwater remediation issues at TIMET's Henderson operations and other TIMET sites within the BMI Complex (which sites do not include the above discussed TIMET Pond Property). TIMET accrued $3.3 million in 2000 based on the undiscounted cost estimates set forth in the study. These expenses are expected to be paid over a period of up to thirty years.

     Henderson facility. In February 2002, TIMET fulfilled all of its remaining obligations under the 2000 Settlement Agreement of the U. S. Environmental Protection Agency's 1998 civil action against TIMET (United States of America v. Titanium Metals Corporation; Civil Action No. CV-S-98-682-HDM (RLH), U. S. District Court, District of Nevada).

     At December 31, 2001, TIMET had accrued an aggregate of approximately $4 million primarily for environmental matters, including those discussed above. TIMET records liabilities related to environmental remediation obligations when estimated future expenditures are probable and reasonably estimable. Such accruals are adjusted as further information becomes available or circumstances change. Estimated future expenditures are not discounted to their present value. It is not possible to estimate the range of costs for certain sites. The imposition of more stringent standards or requirements under environmental laws or regulations, the results of future testing and analysis undertaken by TIMET at its operating facilities, or a determination that TIMET is potentially responsible for the release of hazardous substances at other sites, could result in expenditures in excess of amounts currently estimated to be required for such matters. No assurance can be given that actual costs will not exceed accrued amounts or that costs will not be incurred with respect to sites as to which no problem is currently known or where no estimate can presently be made. Further, there can be no assurance that additional environmental matters will not arise in the future.

  NL

     Some of NL's current and former facilities, including several divested secondary lead smelters and former mining locations, are the subject of civil litigation, administrative proceedings or investigations arising under federal and state environmental laws. Additionally, in connection with past disposal practices, NL has been named as a defendant, potential responsible party ("PRP") or both, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act ("CERCLA") and similar state laws in approximately 75 governmental and private actions associated with waste disposal sites, mining locations, and facilities currently or previously owned, operated or used by NL or its subsidiaries, or their predecessors, certain of which are on the U.S. Environmental Protection Agency's Superfund National Priorities List or similar state lists. These proceedings seek cleanup costs, damages for personal injury or property damage and/or damages for injury to natural resources. Certain of these proceedings involve claims for substantial amounts. Although NL may be jointly and severally liable for such costs, in most cases it is only one of a number of PRPs who may also be jointly and severally liable.

     At December 31, 2001, NL had accrued $107 million for those environmental matters which are reasonably estimable. It is not possible to estimate the range of costs for certain sites. The upper end of the range of reasonably possible costs to NL for sites which it is possible to estimate costs is approximately $160 million. NL's estimates of such liabilities have not been discounted to present value, and NL has not recognized any potential insurance recoveries other than the settlements in 2001 and 2000.

     The imposition of more stringent standards or requirements under environmental laws or regulations, new developments or changes respecting site cleanup costs or allocation of such costs among PRPs, or a determination that NL is potentially responsible for the release of hazardous substances at other sites could result in expenditures in excess of amounts currently estimated by NL to be required for such matters. No assurance can be given that actual costs will not exceed accrued amounts or the upper end of the range for sites for which estimates have been made and no assurance can be given that costs will not be incurred with respect to sites as to which no estimate presently can be made. Further, there can be no assurance that additional environmental matters will not arise in the future.

     Certain of NL's businesses are and have been engaged in the handling, manufacture or use of substances or compounds that may be considered toxic or hazardous within the meaning of applicable environmental laws. As with other companies engaged in similar businesses, certain past and current operations and products of NL have the potential to cause environmental or other damage. NL has implemented and continues to implement various policies and programs in an effort to minimize these risks. The policy of NL is to maintain compliance with applicable environmental laws and regulations at all of its facilities and to strive to improve its environmental performance. It is possible that future developments, such as stricter requirements of environmental laws and enforcement policies thereunder, could adversely affect NL's production, handling, use, storage, transportation, sale or disposal of such substances as well as NL's consolidated financial position, results of operations or liquidity.

Concentrations of credit risk

  TIMET

     Substantially all of TIMET's sales and operating income (loss) are derived from operations based in the U.S., the U.K. and France. Over 70% of TIMET's sales revenue is generated by sales to customers in the aerospace industry (including airframe and engine construction). As described previously, TIMET has LTAs with certain major aerospace customers, including Boeing, Rolls-Royce, UTC and Wyman-Gordon. These agreements and others accounted for approximately 43% and 35% of sales revenue in 2001 and 2000, respectively. During 1999 and 2000, PCC acquired Wyman-Gordon and a forging company in the U.K. Sales to PCC and related entities approximated 11% of TIMET's sales revenue in 2001. Sales to Rolls-Royce and other Rolls-Royce suppliers under the Rolls-Royce LTA (including sales to certain of the PCC related entities) represented approximately 15% of TIMET's sales revenue in 2001. TIMET's ten largest customers accounted for about one-half of sales revenue in 2001 and 2000 and about 30% of sales revenue in 1999. Such concentration of customers may impact TIMET's overall exposure to credit and other risks, either positively or negatively, in that such customers may be similarly affected by economic or other conditions.

  NL

     Sales of TiO2 accounted for more than 90% of net sales from continuing operations during each of the past three years. The remaining sales result from the mining and sale of ilmenite ore (a raw material used in the sulfate pigment production process), and the manufacture and sale of iron-based water treatment chemicals (derived from co-products of the TiO2 production processes). TiO2 is generally sold to the paint, plastics and paper industries. Such markets are generally considered "quality-of-life" markets whose demand for TiO2 is influenced by the relative economic well-being of the various geographic regions. TiO2 is sold to over 4,000 customers, with the top ten customers approximating 25% of net sales in each of the last three years. Approximately one-half of NL's TiO2 sales by volume were to Europe in each of the past three years and approximately 38% in 2001 and 37% in both 2000 and 1999 of sales were attributable to North America.

     Consolidated cash, cash equivalents, current and noncurrent restricted cash equivalents includes $121 million and $159 million invested in U.S. Treasury securities purchased under short-term agreements to resell at December 31, 2001 and 2000, respectively, of which $62 million and $67 million, respectively, of such securities are held in trust for NL by a single U.S. bank.

Liquidity

  Tremont

     The revolving  loan  discussed  above and  dividends  from NL are currently
Tremont's primary sources of liquidity. The Company believes it will be necessary to amend the terms of its revolving loan agreement with NLEMS in 2002 to increase the amount of borrowings available to Tremont in order for Tremont to meet its projected near term obligations and continue the payment of dividends at the present quarterly rate. However, no assurance can be given that the Company's revolving loan can be amended in such manner. The Company has alternatives available to either conserve liquidity or raise additional liquidity which include, but are not limited to, the suspension of quarterly dividend payments and the sale, in whole or in part, of assets, including its investments in TIMET and NL. Although no assurance can be given, the Company expects to be able to satisfactorily amend its revolving loan agreement with NLEMS to provide sufficient liquidity for the Company to meet its obligations in 2002.

Note 13 - Earnings per share:

     A reconciliation of the numerator and denominator used in the calculation of basic and diluted earnings per share is presented below. The effect of conversion of TIMET's Convertible Preferred Securities would be a net reduction of the Company's equity in earnings of TIMET. The reduction results from dilution of the Company's ownership percentage offset in part by increased TIMET net income resulting from elimination of dividends on the Convertible Preferred Securities. The effect of the assumed conversion of TIMET's Convertible Preferred Securities was antidilutive in 2001, 2000 and 1999 and is omitted from the numerator of the calculation. Stock options omitted from the denominator because they were antidilutive were not material.

                                                                                 Year ended December 31,
                                                                 -----------------------------------------------------
                                                                      2001              2000               1999
                                                                 ---------------    --------------    ----------------
                                                                                    (In thousands)
Numerator:
   Net income (loss)                                             $       (808)      $      9,202      $    (28,204)
   Effect of dilutive securities of equity investees                       24               (129)              (17)
                                                                 ---------------    --------------    ----------------

   Diluted net income (loss)                                     $       (784)      $      9,073      $    (28,221)
                                                                 ===============    ==============    ================

Denominator:
   Average common shares outstanding                                    6,214              6,274             6,386
   Average dilutive stock options                                          44                 76                68
                                                                 ---------------    --------------    ----------------

   Diluted shares                                                       6,258              6,350             6,454
                                                                 ===============    ==============    ================


Note 14 - Quarterly results of operations (unaudited):

                                                                           For the quarter ended
                                                      ----------------------------------------------------------------
                                                        March 31          June 30         Sept. 30         Dec. 31
                                                      -------------    --------------   --------------   -------------
                                                                   (In millions, except per share data)

Year ended December 31, 2001: Equity in earnings (losses) of:
     TIMET                                            $       .1       $     12.9       $      3.2       $    (25.4)
     NL                                                      6.1              4.1              3.3              7.6
  Net income (loss)                                          4.5             11.4              4.9            (21.6)
  Earnings (loss) per share(1):
     Basic                                            $      .73       $     1.84       $      .78       $    (3.48)
     Diluted                                                 .72             1.74              .78            (3.48)

Year ended December 31, 2000: Equity in earnings (losses) of(2):
     TIMET                                            $     (4.3)      $     (2.2)      $     (1.5)      $     (1.0)
     NL                                                      3.9             11.9              5.3              7.1
  Net income                                                (1.9)             5.1              1.9              4.1
  Earnings (loss) per share(1):
     Basic                                            $     (.30)      $      .81       $      .31       $      .66
     Diluted                                                (.30)             .80              .30              .66

(1) The sum of the quarterly amounts may not agree to the full year results due to rounding and whether the conversion of certain securities would be antidilutive.

(2) The sum of quarterly amounts do not agree to the full year results due to rounding.

      See also Note 8 for discussion of a significant fourth quarter item.

Note 15 - Subsequent event:

     The Company adopted SFAS No. 145 effective April 1, 2002. SFAS No. 145, among other things, eliminated the prior requirement that all gains and losses from the early extinguishment of debt were to be classified as an extraordinary item. Upon adoption of SFAS No. 145, gains and losses from the early extinguishment of debt are now classified as an extraordinary item only if they meet the "unusual and infrequent" criteria contained in Accounting Principles Board Opinion ("APB") No. 30. In addition, upon adoption of SFAS No. 145, all gains and losses from the early extinguishment of debt that had previously been classified as an extraordinary item are to be reassessed to determine if they would have met the "unusual and infrequent" criteria of APB No. 30; any such gain or loss that would not have met the APB No. 30 criteria is retroactively reclassified and reported as a component of income (loss) before extraordinary item. The Company has concluded that all of its previously-recognized gains and losses from the early extinguishment of debt that occurred on or after January 1, 1997 would not have met the APB No. 30 criteria for classification as an extraordinary item, and accordingly such previously reported gains and losses from the early extinguishment of debt have been retroactively reclassified and are now reported as a component of income (loss) before extraordinary item. With respect to the Statements of Income (Loss) for 2001, 2000 and 1999 included in these consolidated financial statements, the effect of adopting SFAS No. 145 resulted in a decrease in income before extraordinary item of $.4 million ($.06 per share) in 2000. There was no impact on 2001 or 1999 from adopting SFAS No. 145.